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                                                                      Exhibit 99

Monday March 2, 1:02 pm Eastern Time

West Coast Bancorp, Ore. Completes Merger With Centennial Holdings, Ltd.

LAKE OSWEGO, Ore.- --March 2, 1998--Effective February 28, 1998, West Coast Bancorp (OTC BB:WCBC - news; NASDAQ: WCBO - news) completed its pending acquisition of Centennial Bank, based in Olympia, Washington.

At a special meeting on February 18, 1998, the shareholders of Centennial Holdings, Ltd. (parent company of Centennial Bank) overwhelmingly approved the merger of Centennial Holdings, Ltd. into West Coast Bancorp. West Coast Bancorp's shareholders also approved the merger by a significant majority on February 20, 1998. All necessary regulatory approvals have been obtained.

Shareholders and option holders of Centennial Holdings, Ltd. will receive a total of 2,550,000 newly issued shares of West Coast Bancorp common stock with a value of about $66 million. The total number of West Coast Bancorp common stock shares outstanding will increase to approximately 12.6 million, and West Coast Bancorp will have 4,300 shareholders.

West Coast Bancorp President and CEO Victor L. Bartruff and Centennial Holdings Ltd. Chairman and CEO Thomas W. Healy jointly announced that, "Expansion into the Olympia market strengthens West Coast Bancorp's presence in Washington and along the Interstate 5 corridor. We expect our combination to enhance long-term shareholder value and to increase opportunities for our employees. By retaining local management, we will preserve the ability to provide excellent customer service, while expanding the financial services available to our customers."

According to Bartruff, "Centennial Bank will continue to operate under its own name, with a local board of directors, management, and employees. Centennial Bank has consistently been a strong performer in its market, and we are pleased to add it to our family of community banks."

Combined assets of the two organizations exceed $1.1 billion, with approximately $101 million in shareholders' equity and market capitalization in excess of $315 million. Healy and Joe L. Snyder have been appointed to the West Coast Bancorp board of directors.

West Coast Bancorp, headquartered in Lake Oswego, Oregon, now conducts business through two Washington and two Oregon subsidiary banks, with a total of 40 branches throughout western Oregon and southwest Washington. These subsidiaries operate under five banking names: Commercial Bank, The Bank of Newport, Valley Commercial Bank (a trade name of The Bank of Newport), Bank of Vancouver, and Centennial Bank. West Coast Bancorp also operates West Coast Trust, its trust company subsidiary, which provides fiduciary and agency services.
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Contact:
     West Coast Bancorp
     Victor L. Bartruff, 503/598-3243   or  Centennial Holdings, Ltd.
                                            Thomas W. Healy,  360/456-7754